Exhibit 10.16

EXECUTION

LOAN AGREEMENT

This LOAN AGREEMENT (as amended, restated, modified and/or supplemented, from time to time, this “Agreement”), dated as of June 16, 2020, is made by and between HIGH STREET CAPITAL PARTNERS, LLC (the “Borrower”), and ALBF INVESTMENTS, LLC (“Lender”).

Background of Agreement

The Borrower has requested that Lender provide $15,000,000.00 in a secured term loan (the “Credit Facility”) for the purposes set forth herein.

Lender is willing to make the Credit Facility available to the Borrower upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Article 1
DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, (i) Controls or is Controlled by or is under common Control with the Person specified or (ii) beneficially owns, is owned by or is under common ownership with respect to Capital Stock of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person.

Agreement: the meaning specified in the introductory paragraph hereof.

Borrower: the meaning specified in the introductory paragraph hereof.

Business Day: any day other than a Saturday, Sunday or day which shall be in the State of New York a legal holiday, or day on which banking institutions are required or authorized to close in such State.

Capital Stock: any class of preferred, common or other capital stock, share capital or similar equity interest of a Person, including any partnership interest in any partnership or limited partnership and any membership interest in any limited liability company.

Closing Date: shall mean the date on which all of the conditions set forth in Article 3 shall have been satisfied or waived by Lender.

Collateral: shall mean all assets securing repayment of the Obligations, as such assets are described in the Loan Documents, taken as a whole.

Commitment: The commitment to make the Term Loan specified in Section 2.1.1 hereof.

Control: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Credit Facility: the meaning specified in the Background Section hereof.

Debtor Relief Laws: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

Default: any condition or event which, with notice or lapse of time or both, would become an Event of Default.

Default Rate: the meaning specified in Section 2.4.2.

Event of Default: the meaning specified in Section 7.1.

Governmental Authority: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guarantor means any Person that has guaranteed any Obligations.

Guaranty means that certain Guaranty, dated as of the Closing Date, in form and substance reasonably acceptable to Lender and Borrower, made by the Guarantors in favor of Lender.

Indemnitee: the meaning specified in Section 8.9.2.

IP Security Agreement: means that certain IP Security Agreement, dated as of the Closing Date by Acreage IP Holdings LLC, Acreage IP New York, LLC, Acreage IP Oregon, LLC, Acreage IP California, LLC, Acreage IP Massachusetts, LLC, and Acreage IP Ohio, LLC in favor of Lender.

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Law: all common law and all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

Loan Documents: this Agreement, the Note, the Pledge Agreements, the IP Security Agreement, the Guaranty and any and all agreements and instruments executed by the Borrower pursuant to this Agreement, as the same may be amended, modified or supplemented from time to time.

Lockout Period: means the period beginning on the Closing Date and ending on the 90th day following the Closing Date.

Material Adverse Change: any material adverse change in the business, assets, financial condition or results of operations of the Borrower.

Maturity Date: the earlier of (i) the date that is four months following the Closing Date, or (ii) such earlier date as the Obligations are accelerated pursuant to the terms hereof.

Note: the promissory note delivered by the Borrower to the Lender (including any successors or assigns thereof) pursuant to this Agreement (including any amendments, modifications or supplements which may from time to time, be created in respect of such notes), and any replacement promissory notes issued in lieu of the foregoing.

Obligations: any and all indebtedness, obligations and liabilities of any type or nature, direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising or created of the Borrower to the Lender, related to the Term Loan or represented by or incurred pursuant or relating to the Loan Documents. Without limiting the generality of the foregoing, the term “Obligations” shall include:

(a)               principal of the Term Loan as reflected in the Note, together with accrued interest as described in Article 2 hereof; and

(b)               any and all other fees, indemnities, costs, obligations and liabilities of the Borrower from time to time under or in connection with the Loan Documents.

Organizational Documents: Each of the Borrower’s Certificate of Formation, operating agreement and any amendments thereto.

Parent: means Acreage Holdings, Inc., a corporation continued under the laws of the Province of British Colombia.

Person: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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Pledge Agreements: the following agreements; (i) that Pledge Agreement dated as of the Closing Date by and between Borrower and Lender, in form and substance reasonably satisfactory to Lender, as the same may be amended, amended and restated, supplemented and/or modified in accordance with the terms hereof and thereof pursuant to which Borrower shall pledge all of its equity interests in (1) Acreage Florida, Inc., (2) In Grown Farms LLC 2 and (3) Acreage Holdings of NJ, L.L.C.; (ii) that Pledge Agreement dated as of the Closing Date by and between Acreage Holdings, Inc., and Lender, in form and substance reasonably satisfactory to Lender, as the same may be amended, amended and restated, supplemented and/or modified in accordance with the terms hereof and thereof, pursuant to which Acreage Holdings, Inc. shall pledge all of its equity interests in Acreage-CCF, Inc.; (iii) that Pledge Agreement dated as of the Closing Date by and between Acreage Holdings America, Inc., and Lender, in form and substance reasonably satisfactory to Lender, as the same may be amended, amended and restated, supplemented and/or modified in accordance with the terms hereof and thereof pursuant to which Acreage Holdings America, Inc. shall pledge all of its equity interests in Acreage CCF New Jersey, LLC; and (iv) that Pledge Agreement dated as of the Closing Date by and between High Street Capital Partners Management, LLC, and Lender, in form and substance reasonably satisfactory to Lender, as the same may be amended, amended and restated, supplemented and/or modified in accordance with the terms hereof and thereof pursuant to which High Street Capital Partners Management, LLC shall pledge all of its equity interests in NCC LLC.

Pledged Entity and Pledged Entities: shall have the meanings ascribed to such terms in each of the Pledge Agreements.

Pledgor: means any of Borrower, High Street Capital Partners Management, LLC, Acreage Holdings America, Inc., and Acreage Holdings, Inc.

Poppins Lender: means IP Investment Company, LLC.

Poppins Loan: that certain credit facility between Acreage Finance Delaware, LLC, as borrower and the Poppins Lender, as lender.

Related Parties: with respect to any Person, such Person’s Affiliates and the partners, directors, officers and employees, of such Person and of such Person’s Affiliates.

SAF Lender: means SAFMB Harmony LP.

SAF Loan: means that certain credit facility provided pursuant to a credit agreement entered into between SAFMB Harmony LP, as lender, and HSCP CN Holdings ULC, as borrower, and Acreage Finance Delaware, LLC, as guarantor.

Term Loan: has the meaning set forth in Section 2.1.1. hereof.

Transition Period: means the period of time from the date of the occurrence of an Event of Default hereunder to the earliest to occur of (i) the date on which the Event of Default is cured, (ii) the date on which all Obligations have been satisfied, and (iii) the date on which Lender or Lender’s designee takes effective control of the Pledged Entities.

Trigger Event: means the Borrower fails to repay the Obligations on the earlier of the Maturity Date or the date that an acceleration of the Obligations occurs due to the occurrence and continuance of an Event of Default.

Trigger Fee: means an amount equal to $6,000,000.

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Yorkville Lender: means YA II PN, Ltd.

Yorkville Loan: that certain credit facility between Acreage Holdings, Inc., as borrower and YA II PN, Ltd., as lender.

Article 2
THE LOAN

2.1              Term Loan.

2.1.1        Commitment to Make Term Loan. Subject to and upon the terms and conditions set forth in this Agreement, the Lender agrees to lend to the Borrower on the Closing Date the principal amount of $15,000,000.00 as reflected in the Note (the “Term Loan”).

2.1.2        Payments. All amounts of principal relating to the Term Loan and all other Obligations shall be due and payable on the Maturity Date.

2.1.3        Voluntary Payments. Following the expiration of the Lockout Period, the Borrower may prepay, without any penalty, the Term Loan at any time, in whole or in part (but in any event in minimum amounts of $1,000,000 at any one time), together with any unpaid fees, charges or other advances accrued and owing to Lender as of such date.

2.2              Borrowing. If the conditions set forth in Article 3 of this Agreement are met (or waived by Lender), the Lender shall immediately fund the Term Loan.

2.3              Note. The aggregate principal amount of the Term Loan shall be evidenced by the Note issued by the Borrower to the Lender in substantially the form attached to this Agreement as Exhibit A. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note.

2.4              Interest.

2.4.1        Rates. Subject to Sections 2.4.2 and 2.4.3, the Term Loan shall bear interest on (a) the outstanding principal amount thereof from the date when made, and (b) all interest which is not paid when due, at a rate per annum equal to sixty percent (60.0%) (the “Interest Rate”). All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

2.4.2        Interest on the Term Loan shall be paid in arrears on the Maturity Date. Interest shall also be paid on the date of any prepayment of the Term Loan.

2.4.3        Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

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2.4.4        Upon the occurrence and continuance of Event of Default, Borrower shall pay interest on the aggregate outstanding balance of the Obligations and past due interest thereon, at the Interest Rate compounded monthly. All such interest shall be payable in cash on demand of the Lender; provided that upon the cure or waiver of such Event of Default, the interest shall revert to the Interest Rate prior to the occurrence of such Event of Default.

2.5              Trigger Fee. Upon the occurrence of any Trigger Event, the Borrower shall pay to the Lender, in addition to the Obligations owed hereunder, the Trigger Fee. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Trigger Fee, if any, determined as of the date of acceleration, will also be due and payable and shall constitute part of the Obligations for all purposes herein. Any Trigger Fee payable in accordance with this Section 2.5 shall be presumed to be equal to the liquidated damages sustained by the Lender as the result of the occurrence of the Trigger Event, and the Borrower agrees that it is reasonable under the circumstances currently existing.

2.6              Purpose. The proceeds of the Term Loan shall be used by the Borrower or its Affiliates for the general working capital needs and other general purposes of the Borrower’s or its Affiliates’ business.

2.7              Manner of Making Payments. All payments shall be made by the Borrower to the Lender, in United States Dollars in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

Article 3
CONDITIONS TO FUNDING

3.1              Conditions to Funding. The Lender shall not be required to fund the Term Loan on the Closing Date until the following conditions are satisfied or waived in writing:

3.1.1        Execution of this Agreement. The Borrower and the Lender shall each have duly executed and delivered this Agreement.

3.1.2        Note. The Borrower shall have delivered a duly executed Note to the Lender.

3.1.3        Pledge Agreements. Each of the parties thereto shall have duly executed and delivered the Pledge Agreements. Each Pledgor hereby undertakes to cause delivery of the certificates representing such Pledgor’s 100% ownership interest in the Pledged Entities, together with stock powers endorsed in blank, to Lender as soon as possible after the date hereof, and in all events not later than ten (10) Business Days after the Closing Date.

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3.1.4        IP Security Agreement. Each of the parties thereto shall have duly executed and delivered the IP Security Agreement.

3.1.5        Guaranty. Each Guarantor shall have executed and delivered a Guaranty.

3.1.6        No Default. There shall not exist a Default or Event of Default.

3.1.7        Representations and Warranties. Each of the representations and warranties of the Borrower shall be true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) as of the Closing Date (both immediately prior to and after giving effect to such Loan) as if made on and as of such date.

3.1.8        Governance. The Borrower and each other obligor shall have delivered evidence reasonably satisfactory to the Lender of the Borrower’s and each other obligor’s authority, and the authority of the Borrower’s and each other obligor’s designated representative, to enter into the Loan Documents.

Article 4
REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Term Loan contemplated by this Agreement, the Borrower hereby makes the following representations and warranties:

4.1              Status. The Borrower is a duly organized and validly existing company in good standing in the State of Delaware. The Borrower has the power and authority to own its property and assets and to transact the business in which it is engaged.

4.2              Power and Authority; Enforceability. The Borrower has the power to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party, and the Borrower has taken all necessary action (including any consent of shareholders required by Law or by its Organizational Documents) to authorize the execution, delivery and performance of the applicable Loan Documents. The Loan Documents to which the Borrower is a party constitute authorized, valid and legally binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity.

4.3              Compliance with Laws. The Borrower is in compliance with all applicable Laws where the failure to be so could reasonably be expected to result in a Material Adverse Change.

4.4              Litigation. No action, suit or proceeding is pending or, to the knowledge of Borrower, threatened against or affecting Borrower except actions, suits and proceedings which, if adversely determined, would not materially impair the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents to which it is a party.

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4.5              Absence of Material Debt. Other than the Poppins Loan, the SAF Loan, the Yorkville Loan and the liabilities under the Loan Documents, the Borrower has no other material debt obligations.

4.6              No Default. No Default or Event of Default has occurred and is continuing.

Article 5
INFORMATION

5.1              Delivery of Information. With reasonable promptness, the Borrower shall deliver such other information respecting its business, operations and financial condition as the Lender may request while any portion of the Loan is outstanding.

Article 6
COVENANTS

The Borrower and each other Pledgor covenants that from the date of this Agreement, and for so long as any of the Obligations remain unpaid (other than contingent indemnification and expense reimbursement obligations for which no claim has been made), it shall comply with each of the covenants set forth in this Article 6.

6.1              Liens. Without the prior written consent of the Lender, other than as contemplated herein, the Borrower shall not, and shall cause each of its subsidiaries not to, directly or indirectly, pledge any of the assets, including any equity interests, of the Pledged Entities other than (i) those assets and equity interests which have been pledged prior to the date hereof, including those assets and equity interests pledged or encumbered in connection with the Poppins Loan, the SAF Loan and the Yorkville Loan.

6.2              Existence. The Borrower shall at all times preserve and keep in full force and effect its corporate existence and its good standing in all states in which it is formed or required to qualified to do business.

6.3              CCF. Upon the closing of the transactions contemplated by the Reorganization Agreement, dated November 15, 2019, among Compassionate Care Foundation, Inc., Acreage Holdings, Inc., CCF Transfer Company, certain persons named therein, and Acreage-CCF, Inc., which will result in (i) Acreage CCF New Jersey, LLC becoming the licensed medical cannabis operator in New Jersey and (ii) Acreage CCF New Jersey, LLC being owned directly by the Borrower, Borrower covenants that it will take all actions required to cause Borrower to be substituted as the pledgor with regard to that certain Pledge Agreement between Acreage Holdings America, Inc. and Lender that will be entered into on the Closing Date.

6.4              License Transfer Process. Pledgors represent to Lender that no approval of any governmental entity is required in order for the parties to enter into the Pledge Agreements. Pledgors have advised that approval from governmental entities is required to transfer ownership of the cannabis licenses held by the Pledged Entities. From the Closing Date, Pledgors and their affiliates, and Lender and its affiliates, as necessary, shall use good faith commercial efforts to approach the relevant governmental entities to begin the approval process, if allowed by relevant law, to cause the transfer of ownership of the cannabis licenses owned by each Pledged Entity to Lender or one or more designees of Lender following the occurrence and continuance of an Event of Default.

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6.5              Lender Appointment of Management Advisor or Employee. Upon the occurrence and continuance of any Event of Default, Lender shall have the right to appoint a management advisor or instruct each Pledgor to appoint a management employee proposed by Lender to oversee operation and maintenance of the Pledged Entities. Such manager or employee’s rights and powers shall include the right to review all planning and operating information regarding the Pledged Entities, the right to consult with management of the Pledged Entities at reasonable times during normal business hours, and the right to veto proposed substantive changes to the operation of any Pledged Entity during the Transition Period.

Article 7
EVENTS OF DEFAULT

7.1            Events of Default.

“Event of Default” wherever used herein means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental instrumentality):

7.1.1        Failure to Pay Principal, Fees, Etc. If Borrower shall fail to make any payment of (i) the principal of the Term Loan, or (ii) any other amounts owing hereunder (other than principal) on the dates when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise; or

7.1.2        Misrepresentations. If any representation or warranty made (a) by the Borrower in this Agreement or in any other Loan Document or (b) by the Borrower or any other Person (other than the Lender) in any document or certificate executed by or on behalf of the Borrower and furnished pursuant to this Agreement or any other Loan Document, shall be false or misleading in any respect (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality) when made or deemed made; or

7.1.3        Covenant Defaults. If there shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed by the Borrower pursuant to this Agreement or any other Loan Document; or

7.1.4        Insolvency. (a) If the Borrower shall (i) make an assignment for the benefit of creditors or a composition with creditors, (ii) file a petition in bankruptcy, (iii) be adjudicated insolvent or bankrupt, (iv) petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or assets, or (v) commence any proceeding relating to it under any Debtor Relief Law of any jurisdiction, whether now or hereafter in effect; or (b) if there shall be commenced against the Borrower any such proceeding or an order, judgment or decree approving the petition in any such proceeding shall be entered against a Borrower; or (c) if the Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or shall have made or suffered a transfer of any of its property which may be fraudulent under any Debtor Relief Law, fraudulent conveyance or similar law; or (d) if the Borrower shall have made any transfer of its property to or for the benefit of a creditor which constitutes a preferential transfer under any Debtor Relief Law.

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7.1.5        Notice and Opportunity to Cure. Notwithstanding any other provision of the Loan Documents, Lender shall not accelerate the maturity of a Loan (a) because of a monetary default (defined below), unless the monetary default is not cured within five days of its due date, or (b) because of a nonmonetary default (defined below) that is reasonably capable of being cured, unless such nonmonetary default is not cured within 30 days after the date on which Lender transmits by facsimile, e-mail, mails or hand delivers written notice of the nonmonetary default to Borrower. If a nonmonetary default is reasonably capable of being cured and the cure cannot reasonably be completed within the thirty-day cure period, the cure period shall be extended up to sixty days, so long as Borrower has commenced action to cure within the thirty-day cure period and, in Lender’s opinion, Borrower is proceeding to cure the default with due diligence. For purposes of this Agreement, the term “monetary default” means a failure by the Borrower to make any payment required of it pursuant to the Note, this Agreement or any other Loan Document, and the term “nonmonetary default” means a failure by the Borrower or any other Person to perform or observe any obligation contained in the Loan Documents, other than the obligation to make payments provided for in the Loan Documents.

7.2              Acceleration; Remedies.

7.2.1        Acceleration upon Insolvency. Upon the occurrence and during the continuance of any event described in Section 7.1.4, the entire unpaid principal balance of the Note, and all other amounts accrued hereunder or under the other Loan Documents, shall be immediately due and payable by the Borrower without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower.

7.2.2        Acceleration upon Other Defaults. Upon the occurrence and during the continuance of any Event of Default other than any event described in Section 7.1.4, or at any time thereafter if any Event of Default shall then be continuing, the Lender may by written notice to the Borrower, declare the entire unpaid principal balance or any portion of the principal balance of all or any of the Note and all other amounts accrued hereunder or under the other Loan Documents, to be immediately due and payable by the Borrower.

7.2.3        Remedies in General. In the event of acceleration pursuant to Section 7.2.1 or upon the occurrence and continuance of any other Event of Default, as described in Section 7.2.2, all principal, interest, fees, and other amounts shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower; and the Lender may proceed to protect and enforce its rights under the Loan Documents in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise. In addition to all other rights hereunder or under Law, the Lender shall have the right to institute proceedings in equity or other appropriate proceedings for the specific performance of any covenant or agreement made in any of the Loan Documents or for an injunction against the violation of any of the terms of any of the Loan Documents or in aid of the exercise of any power granted in any of the Loan Documents or by Law or otherwise. All rights and remedies given by this Agreement, the Note and the other Loan Documents are cumulative and not exclusive of any of such rights or remedies or of any other rights or remedies available to Lender, and no course of dealing between Borrower, on one hand, and Lender, on the other hand, or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by Lender.

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7.2.4        Parent Share Offering. Upon the occurrence of an Event of Default, in addition to the exercise of the remedies provided in Section 7.2.3 hereof and any other remedies provided in any other Loan Documents, Borrower covenants and agrees that upon the written request of Lender, which request will be deemed to have been made by Lender if, for any reason, Lender is prevented by acts or events beyond Lender’s control from making such written request to Borrower, it shall cause the Parent to offer for sale (whether by private placement or prospectus or registered offering) Class A Subordinate Voting Shares of Parent (the “Parent Share Offering”) with a value equal to an amount required to pay the Term Loan in full. The Borrower shall cause all of the net proceeds of such Parent Share Offering to be used to repay the Obligations (with any remaining proceeds being retained by the Borrower or the Parent, as the case may be).

7.2.5        Roll Up DIP. If any event described in Section 7.1.4 shall have occurred, and the Borrower obtains a commitment for any third party debtor-in-possession financing (“DIP Financing”), the Lender shall be entitled to a right of first refusal to enable it to, at Lender’s option, match the terms of the DIP Financing. The Borrower shall deliver to Lender, at least ten (10) days prior to the proposed closing date of such DIP Financing written notice describing the proposed DIP Financing, including the terms and conditions thereof, and providing Lender an option during the 10-day period following delivery of such notice to provide the financing being offered in such transaction on the terms as contemplated by such transaction.

Article 8
RIGHT OF FIRST REFUSAL

8.1              If Borrower proposes to sell prior to the Maturity Date its interest in Acreage Florida, Inc. (the “Offered Interests”) to a proposed transferee, the Borrower shall first obtain a binding written offer (the “Offer”) to purchase the Offered Interests for a fixed price to be paid in full in cash at closing signed by the prospective purchaser. Borrower shall then provide Lender with written notice of the proposed transfer (the “First Offer Notice”) which shall attach the Offer. Upon receipt of the First Offer Notice, the Lender shall have a period of ten (10) days (the “First Refusal Notice Period”) to provide written notice (the “First Refusal Response”) to the Borrower as to whether the Lender will agree to acquire in the aggregate all, but not less than all, of the Offered Interests on the terms set forth in the Offer. If, prior to the end of the First Refusal Notice Period, the Lender provides a First Refusal Response to the Borrower with the effect that the Lender will in the aggregate acquire all, but not less than all, of the Offered Interests, then Borrower shall sell the Offered Interests to the Lender on the same terms and conditions as are set out in the First Offer Notice and closing on such sale of the Offered Interests shall occur within the timeframe set out in the First Offer Notice and on a date specified by the Lender.

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8.2              In the event that Borrower has completed the process set forth in subsection 8.1 above, and the Lender has not exercised its rights to acquire all, but not less than all, of the Offered Interests prior to the expiry of the First Refusal Notice Period, then Borrower may transfer the Offered Interests to the proposed transferee as contemplated in the Offer.

Article 9
MISCELLANEOUS

9.1              Notices; Effectiveness; Electronic Communication.

9.1.1        Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail (i.e., email) as follows:

(a)               if to the Borrower, at 366 Madison Avenue, New York, NY 10017, Attention: James Doherty (Email: j.doherty@acreageholdings.com), with a copy (which shall not constitute notice) to Cozen O'Connor, One Liberty Place, 1650 Market Street, Philadelphia, PA 19103, Attention: Joseph C. Bedwick (Email: jbedwick@cozen.com);

(b)               if to the Lender, at ALBF Investments, LLP, 7032 Beech Hollow Drive, Cincinnati, OH 45236, Attention: Greg Martini (Email: gfmartini@entoura.com), with a copy (which shall not constitute notice) to Dentons US LLP, 1221 Avenue of the Americas, New York, NY 10020, Attention: Lee Smith, (Email:  lee.smith@dentons.com).

Notices sent by hand or overnight courier service shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

9.1.2        Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

9.2              No Implied Waivers. No failure or delay on the part of the Lender in exercising any right, power or privilege under the Loan Documents and no course of dealing between Borrower, on the one hand, and the Lender, on the other hand, shall operate as a waiver of any such right, power or privilege. No single or partial exercise of any right, power or privilege under the Loan Documents precludes any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in the Loan Documents are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of the ender to take any other or further action in any circumstances without notice or demand. Any waiver that is given shall be effective only if in writing and only for the limited purposes expressly stated in the applicable waiver.

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9.3              Severability. Every provision of the Loan Documents is intended to be severable. If any term or provision of the Loan Documents shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby. Any invalidity, illegality or unenforceability of any term or provision of the Loan Documents in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

9.4              Amendments. This Agreement and the other Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the parties hereto.

9.5              Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither party may assign its rights and obligations hereunder without the prior written consent of the other party. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.6              Governing Law; Jurisdiction; Etc.

9.6.1        Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

9.6.2        Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York located in the County of New York, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

9.6.3        Waiver of Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.6.2 of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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9.7              Maximum Lawful Interest Rate. If, at any time, all amounts that constitute interest and that are reserved, charged or taken hereunder as compensation for fees, services or expenses incidental to the making, negotiating or collecting of the Term Loan, shall be deemed by a court of law with competent jurisdiction, or other Governmental Authority with competent jurisdiction or a tribunal to exceed the maximum rate of interest permitted to be charged by the Lender to the Borrower under applicable Law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of the unpaid principal amount due pursuant to this Agreement and the Note.

9.8              Counterparts; Integration; Effectiveness; Electronic Execution.

9.8.1        Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

9.8.2        Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.9              Expenses; Indemnity; Damage Waiver.

9.9.1        Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender (including the reasonable and documented attorney fees), in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and (ii) all reasonable and documented out-of-pocket expenses incurred by the Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loan made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loan.

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9.9.2        Indemnification by the Borrower. The Borrower shall indemnify Lender and Lender’s Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) result from a claim brought by Borrower against an Indemnitee or any of its Related Parties for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.9.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

9.9.3        Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither Borrower nor Lender shall assert, and both Borrower and Lender hereby waive, any claim against the other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 9.9.2 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

9.9.4        Payments. All amounts due under this Section shall be payable immediately after demand therefor.

9.9.5        Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

9.10          Poppins Lender Subordination. The Poppins Lender hereto covenants and agrees, notwithstanding anything to the contrary contained in any of the documents with respect to the Poppins Loan or otherwise, that $21,000,000 of the Poppins Loan shall be subordinate and subject in right and time of payment to the payment in full of all the Obligations hereunder.

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9.11          Payments. Subject to Section 2.4, all payments to be made by Borrower under or in connection with the Term Loan or the Loan Documents shall be made to Lender in immediately available funds, without set-off, counterclaim, defense, deduction, or withholding, at such offices of Lender or at such other places as may be directed by Lender.

9.12          Records. The outstanding balance of the Loan shall at all times be ascertained from the records of Lender, which shall be conclusive evidence thereof absent manifest error.

9.13          Integration Clause.This Agreement, together with the other Loan Documents, any fee letters and any other documents incorporated herein or therein by reference and all related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

9.14          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

BORROWER:

HIGH STREET CAPITAL PARTNERS, LLC

By:	/s/ Kevin Murphy
	Name:	Kevin Murphy
	Title:	Authorized Signatory

LENDER:

ALBF INVESTMENTS LLC,

By:	/s/ Gregory F Martini
	Name:	Gregory F Martini, CFA
	Title:	Managing Member

Agreed to and Accepted solely with

respect to Section 7.2.4:

ACREAGE HOLDINGS, INC.

By:	/s/ Kevin Murphy
Name:	Kevin Murphy
Title:	Chief Executive Officer

Agreed to and Accepted solely with
respect to Section 9.10:

IP INVESTMENT COMPANY, LLC

By:	/s/ Kevin Murray
Name:	Kevin Murray
Title:	Member

EXHIBIT A

FORM OF NOTE

$15,000,000.00	June 16, 2020

FOR VALUE RECEIVED and intending to be legally bound, the undersigned, HIGH STREET CAPITAL PARTNERS, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay, in lawful money of the United States of America, to the order of ALBF INVESTMENTS LLC, a Florida limited liability company (“Lender”), the maximum aggregate principal sum of Fifteen Million Dollars ($15,000,000.00) or if less, the aggregate outstanding principal balance outstanding under the Term Loan established pursuant to the provisions of that certain Loan Agreement dated of even date herewith, between Borrower and Lender, as it may be amended, restated, modified and/or supplemented, from time to time (the “Loan Agreement”). The outstanding principal balance hereunder, and interest accruing hereon, shall be payable in accordance with the terms of the Loan Agreement. The actual amount due and owing from time to time hereunder shall be evidenced by Lender’s records of receipts and disbursements with respect to the Term Loan, which shall, in the absence of manifest error, be conclusive evidence of the amount. All capitalized terms used herein without further definition shall have the respective meanings ascribed thereto in the Loan Agreement.

This Term Loan Note is that certain Note referred to in the Loan Agreement.

All amounts payable by Borrower to Lender hereunder shall be paid to Lender in accordance with the Loan Agreement in immediately available funds.

All outstanding principal, together with interest and any other amounts due and owing under the Loan Documents, shall be paid in full by Borrower on or before the Maturity Date.

If an Event of Default occurs and is continuing under the Loan Agreement, the unpaid principal balance of this Term Loan Note along with accrued interest and any other unpaid obligations shall become, or may be declared, immediately due and payable as provided in the Loan Agreement.

This Term Loan Note may be prepaid at any time in accordance with the terms of the Loan Agreement.

The obligations of the Borrower under this Term Loan Note and the other Loan Documents are secured by the Collateral as provided in the Loan Documents.

Borrower hereby waives demand, presentment, protest, notice of protest and dishonor, nonpayment and all other demands or notices of any kind in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Term Loan Note.

This Term Loan Note shall be governed by and construed in accordance with the internal laws of the State of New York. The provisions of this Term Loan Note are to be deemed severable and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions of this Term Loan Note which shall continue in full force and effect. No modification hereof shall be binding or enforceable against Lender unless approved in writing by Lender.

BORROWER (AND LENDER BY ITS ACCEPTANCE HEREOF) HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER THE LOAN DOCUMENTS.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Borrower has caused this Term Loan Note to be executed by its duly authorized officer as of the day and year first above written.

HIGH STREET CAPITAL PARTNERS, LLC

By:
Name:
Title: